Filed Pursuant to Rule 433
Dated September 12, 2007
Registration Statement No. 333-136056
American General Finance Corporation
Medium-Term Notes, Series J
Due Nine Months or More From Date of Issue
5.90% Medium-Term Notes, Series J, Due September 15, 2012
6.50% Medium-Term Notes, Series J, Due September 15, 2017
5.90% Medium-Term Notes, Series J, Due September 15, 2012

Issuer:	American General Finance Corporation
Issue of Securities:	5.90% Medium-Term Notes, Series J, due September 15, 2012
Specified Currency:	U.S. Dollars
Principal Amount:	$300,000,000
Interest Rate:	5.90%
Interest Payment Dates:	Semi-annually on each March 15th and September 15th,
commencing March 15, 2008
Spread to Treasury:	+ 185 bps
Stated Maturity:	September 15, 2012
Public Offering Price:	99.800%
Agents’ Discount or Commission:	0.325%
Net Proceeds to Issuer:	$298,425,000
Redemption Provisions:	None
Repayment Provisions:	None
Authorized Denominations:	$100,000 and integral multiples of $1,000 in excess thereof
Original Issue Date (Settlement Date):	September 17, 2007 (T+3)
CUSIP:	02635PTP8
Issuer Ratings:	A1 (Moody’s) / A+ (Standard & Poor’s) / A+ (Fitch)
(stable / stable / stable)
Agents:	Banc of America Securities LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
BNY Capital Markets, Inc.
Daiwa Securities America Inc.
Greenwich Capital Markets, Inc.
McDonald Investments Inc.
Mitsubishi UFJ Securities International plc
RBC Capital Markets Corporation
Scotia Capital (USA) Inc.
SG Americas Securities, LLC

6.50% Medium-Term Notes, Series J, Due September 15, 2017

Issuer:	American General Finance Corporation
Issue of Securities:	6.50% Medium-Term Notes, Series J, due September 15, 2017
Specified Currency:	U.S. Dollars
Principal Amount:	$300,000,000
Interest Rate:	6.50%
Interest Payment Dates:	Semi-annually on each March 15th and September 15th,
commencing March 15, 2008
Spread to Treasury:	+210 bps
Stated Maturity:	September 15, 2017
Public Offering Price:	99.957%
Agents’ Discount or Commission:	0.450%
Net Proceeds to Issuer:	$298,521,000
Redemption Provisions:	None
Repayment Provisions:	None
Authorized Denominations:	$100,000 and integral multiples of $1,000 in excess thereof
Original Issue Date (Settlement Date):	September 17, 2007 (T + 3)
CUSIP:	02635PTQ6
Issuer Ratings:	A1 (Moody’s) / A+ (Standard & Poor’s) / A+ (Fitch)
(stable / stable / stable)
Agents:	Banc of America Securities LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities Inc.
BNY Capital Markets, Inc.
Daiwa Securities America Inc.
Greenwich Capital Markets, Inc.
McDonald Investments Inc.
Mitsubishi UFJ Securities International plc
RBC Capital Markets Corporation
Scotia Capital (USA) Inc.
SG Americas Securities, LLC
The issuer has filed a registration statement (including a prospectus) with the SEC for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and these offerings. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offerings can arrange to send you the prospectus if you request it by calling (i) Banc of America Securities LLC toll-free at 1-800-294-1322, (ii) Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or (iii) J.P. Morgan Securities Inc. collect at 1-212-834-4533.
Prospectus Supplement, dated August 14, 2006, and Prospectus, dated July 26, 2006